    As filed with the Securities and Exchange Commission on September 11, 2007
Registration No. 333-138961
Registration No. 333-123996
Registration No. 333-118522
Registration No. 333-112595
Registration No. 333-73992

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
POST-EFFECTIVE AMENDMENT NO.3 to
FORM SB-2 REGISTRATION STATEMENT
And
POST-EFFECTIVE AMENDMENT NO. 11 (Commission No. 333-123996)
POST-EFFECTIVE AMENDMENT NO. 12 (Commission No. 333-118522)
POST-EFFECTIVE AMENDMENT NO. 14 (Commission No. 333-112595)
POST-EFFECTIVE AMENDMENT NO. 17 (Commission No. 333-73992)

TO FORMS SB-2 REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933

MAGNITUDE INFORMATION SYSTEMS, INC.
(Name of small business issuer in its charter)

Delaware	7372	75-2228828
(State or other jurisdiction of corporation or organization)	(Primary Standard) Industrial Classification Code Number)	I.R.S. Employer Identification No.)

1250 Route 28, Suite 309,Branchburg, New Jersey 08876
(908) 927-0004
(Address and telephone number of principal executive offices and place of business)

Edward L. Marney, President
1250 Route 28, Suite 309
Branchburg, New Jersey 08876
(908) 927-0004
(Name, address and telephone number of agent for service)

With a copy to:
Joseph J. Tomasek, Esq.
77 North Bridge Street
Somerville, New Jersey 08876
(908) 429-0030

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒ If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Post Effective Amendment No. 3 amends the Company’s Post-Effective Amendment No. 2 filed on August 27, 2007, to its registration statement on Form SB-2, declared effective on February 16, 2007 by the U.S. Securities and Exchange Commission (“Amendment No.2”). The Company is filing this Post Effective Amendment for the purposes of (1) disclosing thirteen transactions in Part II, Item 26, Recent Sales of Unregistered Securities, occurring during fiscal years 2006 and 2007; (2) clarifying the terms of the paragraph (iii) transaction during the quarter ended June 30,2007 under Item 26; and (3) clarifying the capacity and adding the complete title of our principal accounting officer and the capacity in which he is signing the subject amendment. Except as described above, this Post Effective Amendment No. 3 does not amend any other information set forth in Amendment No. 2.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

As permitted by the Delaware General Corporation Law, Magnitude has included in its Certificate of Incorporation a provision to eliminate the personal liability of it’s directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of Magnitude require the Company to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Magnitude has entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
Magnitude believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Magnitude understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Magnitude will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Printing expenses	2,500.00
Miscellaneous expenses	5,000.00
Total	$27,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued unregistered securities in the transactions described below. All of these offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. In all of these transactions, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and the Company instituted transfer restrictions on all of the securities issued to these persons in accordance with the requirements of the Securities Act. In addition, all of these persons were provided with access to our Securities and Exchange Commission filings and had sufficient time to ask questions of Company management before making an investment decision. All of the certificates representing all of the Company securities issued in all of the following transactions bore a restricted legend permitting their transfer only upon registration under the Securities Act or pursuant to an exemption therefrom.

During the quarter ended June 30, 2007, the Company issued the following unregistered securities:

(i)
2,150,000 shares of common stock: 150,000 shares issued on May 4, 2007 to a former employee and 2,000,000 shares issued on May 16, 2007 to the former president and chief executive officer of the Company, in settlement of respective proceedings (see “Related Party Transactions”).

(ii)	1,666,667 shares of common stock issued on April 24, 2007 to a shareholder pursuant to his conversion of 16,667 shares of Series E Senior Convertible Preferred Stock.

(iii)
During April and June 2007, the Company closed on six  90-day notes from four (4) shareholders and previous investors in the Company, all of whom are accredited investors, in the total amount of $247,000 $147,000 on April 27, 2007; $25,000 on June 1, 2007, and; $75,000 on June 6, 2007. As partial consideration of these loans, each lender was granted 10 restricted common shares for each $1 of the loan, for an aggregate 2,470,000 restricted common shares issuable upon maturity provided there is no pending registration statement. The notes accrue interest at the rate of 1% per month and upon maturity, the Company is obligated to pay to the lenders the outstanding principal balance, accrued interest and an origination fee of 10% of the loan amounts together with shares of common stock to be issued.  In the event of non-payment at maturity, the notes are automatically extended for successive 90 day periods until paid or converted and upon each such non-payment event, the Company will owe the note holder an amount of restricted common shares equal to those initially due as consideration for the loan. At the option of the lender, the outstanding principal balance, accrued interest and the origination fee may be converted into shares of the Company’s restricted common stock at a conversion rate that is the lower of $.05 per share or the investment rate utilized in any private placement consummated with the Company any time following the date of the note through payment.

(iv)
On June 22, 2007, the Company accepted subscription proceeds in the amount of $50,000 from one Swiss shareholder/investor for 1,000,000 units, each unit of which is comprised of one restricted common share and one 5-year warrant to purchase a common share at an exercise price of $.07, for the subscription price of $.05 per unit.

During the quarter ending March 31, 2007, we issued the following unregistered securities:

(i)
3,000,000 shares of common stock and warrants for the purchase of 3,125,000 shares, exercisable at $0.05 per share, to a former employee and to the former president and chief executive officer of the Company, in settlement of respective proceedings (see “Related Party Transactions”).

(ii)	142,542 shares of common stock to a former employee for commissions earned.

(iii)
On January 29, 2007, the Company closed on two 90-day loans in the amount of $50,000.00 each. The loans accrue interest at the rate of 1% per month and upon maturity, the Company is obligated to pay to the lenders the outstanding principal balance, accrued interest and an origination fee of $5,000 to each lender. As partial consideration for these loans, upon maturity and provided the Company does not have a registration statement pending with the Securities and Exchange Commission the Company is obligated to issue 500,000 restricted common shares to each lender. In the event of non-payment at maturity, the notes are automatically extended for successive 90 day periods until paid or converted and upon each such non-payment event, the Company will owe the note holder an amount of restricted common shares equal to those initially due as consideration for the loan. At the option of the lender, the outstanding principal balance, accrued interest and the origination fee may be converted into shares of the Company’s restricted common stock at a conversion rate that is the lower of $.05 per share or the investment rate utilized in any private placement consummated with the Company any time following the date of the note through payment.

(iv)
On January 2, 2007, we entered into an agreement with Steven W. Jagels to settle his lawsuit against the Company for claims which included breach of his employment agreement. We agreed to make a payment to him of $20,040 and to issue 3,000,000 common shares to him on January 7, 2007. We also agreed to include his shares in this registration statement and following the issuance of an SEC order of effectiveness, to locate a purchaser of his shares for the purchase price of $75,000 on or before February 28, 2007. Due to a violation of the private placement offering rules, described in detail below, we have removed Mr. Jagels’ 3,000,000 shares from this registration statement. Mr. Jagels was an affiliate of the Company, was sophisticated and represented by counsel in the transaction and accordingly, the Company relied upon the private placement exemption provided by Section 4(2) of the Securities Act to engage in this conversion tranaction.

(v)
On December 15, 2006, the Company and Steven D. Rudnik, our former President and Chief Executive Officer, signed a second settlement agreement, pursuant to the principal terms of which Mr. Rudnik exchanged a Company promissory note due him in the principal amount of approximately $100,000, a $15,000 payment due him under his resignation agreement of August 8, 2006 and certain interest payments for 6,250,000 common shares and 3,125,000 warrants, exercisable over a three year period at an exercise price of $.05 per share. The Company also agreed to reissue previously terminated stock options and warrants on or before February 18, 2007, comprised of 1,583,333 warrants to purchase common shares at the exercise price of $.10 per share anytime during the three-year period, commencing February 18, 2007, and 2,903,542 stock options to purchase common shares at the exercise price of $.10 per share anytime during the three-year period commencing February 18, 2007. The Company relied upon the exemption provided by Section 3(a)(9) of the Securities Act to issue the securities exchanged with Mr. Rudnik for the Company note, a Company security, without paying any commission or other remuneration, paid or given, directly or indirectly, in connection with the solicitation or negotiation of the exchange. Due to a violation of the private placement offering rules, described in detail below, we have removed 13,861,875 of Mr. Rudnik’s shares from this registration statement.

Note Regarding The Settlement Transactions with Messrs. Jagels and Rudnik

In November, 2006, the Company filed this registration statement with the Securities and Exchange Commission via the electronic EDGAR System, making it publicly available. While the registration statement was still pending and being reviewed by the Securities and Exchange Commission, the Company engaged in two settlement negotiations: the first was with our former CEO and President, Steven D. Rudnik, pursuant to which we issued to him 13,861,875 Company securities in exchange for an outstanding Company note in the approximate amount of $100,000, accrued interest and a debt of $15,000, and; the second settlement was with our former executive, Steven Jagels, pursuant to which we issued to him 3,000,000 shares in exchange for his claims against the Company arising under his employment agreement. Due to the pending public offering at the time, these transactions could not be deemed transactions by an issuer not involving a public offering, and therefore could possibly have violated the private placement offering rules. As a result, if the private offering exemption was not available to the Company for these transactions they could be deemed integrated with the public offering. The integration of these two transactions with the pending public offering, would implicate a possible Section 5 violation under the Securities Act which prohibits sales of securities while a public offering is pending. If such a violation is found to have occurred, Messrs. Rudnik and Jagels would have the legal right to rescind their settlement agreements during the one year period following the consummation of these transactions.

(b) No underwriters were utilized in any of the foregoing transactions.

(c) No commissions were paid in connection with the foregoing transactions.

Fiscal Year 2006
During the fourth quarter of 2006 the Company had issued the following unregistered securities:

(i)
25,900,000 shares of common stock accompanied by warrants for the purchase of 900,000 shares of common stock, exercisable at $0.08/share during three years, to four domestic accredited investors pursuant to private placement subscriptions under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the Company of $544,000 in cash, less $50,000 paid to a finder and less $19,988 assumed legal expenses;

(ii)	2,772,860 shares of common stock to three consultants and 450,000 shares to one director of the Company as part of their remuneration for services rendered.

(iii)
6,250,000 shares of common stock, 4,708,333 warrants, exercisable at prices between $0.05 and $0.15 per share and options for 1,403,542 shares, exercisable at $0.10 per share, to the former president and CEO of the Company as part of a settlement agreement reached in December 2006. The agreement also provided, in return for the issuance of such securities, the cancellation of a promissory note for $99,890 as well as the cancellation of accrued interest and other remuneration totaling $17,500.

During the third quarter of 2006 the Company had issued the following unregistered securities:

(i)
30,000,000 shares of common stock to three accredited investors who had pre-existing relationships with the Company pursuant to stock purchase agreements; issued in reliance upon exemptions provided under Section 4(2) of the Securities Act, altogether resulting in the receipt by the Company of $600,000 in cash. The agreements also stipulate that the Company issue, no later than March 5, 2007, 15,000,000 warrants and if not issued by this date, the Company will be obligated to issue to these investors additional warrants in amounts equal to 1%, or an aggregate 150,000 warrants, for each business day the warrants are not delivered. In addition, the Company is obligated to register the common shares issued to the investors and those underlying the warrants. The Company has met this filing obligation but if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or before February 21, 2007, the Company will be obligated to issue 45,000 addition shares to each investor for each day thereafter the registration statement has not been declared effective.

(ii)
2,254,151 shares of common stock valued at $ $112,708 which shares vest at the rate of 187,846 shares per month to a consulting firm for services to be rendered (see section “Consulting Agreements” in Note 13) as compensation for services under a Management Agreement. The recipient was an accredited investor and had access to business and financial information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

(iii)
2,000,000 shares of common stock in settlement of a liability in the amount of $55,000 and additional compensation in the amount of $65,000 to a former preferred shareholder who was a former officer and director of the Company(see Note 15). The recipient was an accredited investor and had access to business and financial information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

(iv)
19,861,875 shares of common stock to the former chief executive officer of the Company pursuant to a settlement agreements (see Note 26 14). The recipient was an accredited investor and had access to business and financial information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

During the quarter ended June 30, 2006, the Company issued the following unregistered securities:

(i)
5,833,333 shares of common stock, accompanied by warrants for the purchase of 5,833,333 common shares, exercisable during three years at the price of $0.08 per share, to four accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act, altogether resulting in the receipt by the Company of $350,000 in cash, $50,000 of which were received already during the first quarter.

(ii)
500,000 shares of common stock and warrants for the purchase of 2,500,000 shares, exercisable at $0.08 per share to a consultant, and 1,100,000 shares of common stock and options to acquire 500,000 shares at the price of $0.15 per share to an outside director (see section “Related Party Transactions”), for services rendered.

(iii)	11,247,607 shares of common stock to five directors and officers pursuant to the conversion of 112,476 shares of Series E convertible preferred stock..

(iv)
10,500,000 shares of common stock to the holder of 100,000 shares of Series C convertible preferred stock pursuant to an agreement whereby in exchange against the above common shares, the 100,000 preferred shares will be cancelled and $350,895 accrued unpaid dividends forfeited. The agreement furthermore stipulated that $60,000 would be paid in cash over the course of twelve months.

During the quarter ended March 31, 2006, the Company issued the following unregistered securities:

(i)
4,725,000 shares of common stock, accompanied by warrants for the purchase of 4,725,000 common shares, exercisable during three years at the price of $0.08 per share, to seven accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act, altogether resulting in the receipt by the Company of $274,500 in cash.

(ii)	1,600,000 shares of common stock to five outside consultants for services rendered.

(iii)
Options for 3,250,000 shares of common stock and warrants for 1,250,000 shares to two outside consultants for services rendered. The options and warrants are exercisable at prices between $0.08 and $0.15 per share.

(b) No underwriters were utilized in any of the foregoing transactions.

(c) No commissions were paid in connection with the foregoing transactions.

FISCAL YEAR 2005

During the quarter ended March 31, 2005, the Company issued the following unregistered securities:

(ii) 7,250,000 shares of common stock, accompanied by warrants for the purchase of 7,810,000 common shares, exercisable during three years at the price of $0.15 per share, to eleven accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2), Rule 506 of Regulation D of the Securities Act, altogether resulting in the receipt by the Company of $670,000 in cash. Limited to only 18 U.S. and 2 foreign accredited investors during our private placement that began in November, 2004 ( the 11 investors in this quarter and the 9 investors in the prior quarter), these private placement investors had pre-existing relationships with the Company and signed subscription agreements containing their representations confirming their status as accredited investors, their investment intent and acknowledgement that they were acquiring restricted and non-transferable securities.

(ii) 1,600,000 shares of common stock valued at $139,450 to three consultants for investor relations and general business consulting services. The consultants were all accredited investors and had access to business and financial information concerning our company. These issuances were exempt from registration under the Securities Act in reliance on the private placement exemption provided by
Section 4(2) of the Securities Act.

(b) No underwriters were utilized in any of the foregoing transactions.

(c) No commissions were paid in connection with the foregoing transactions.

FISCAL YEAR 2004

During the fourth quarter of 2004 the Company had issued the following unregistered securities:

(i) 4,720,000 shares of common stock accompanied by warrants for the purchase of 4,720,000 shares of common stock, exercisable at $0.15/share during three years, to two foreign and seven domestic accredited investors pursuant to private placement subscriptions under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the Company of $426,000 in cash. Limited to only 20 accredited investors (the 9 investors in this quarter and the 11 investors in the following quarter), these private placement investors had pre-existing relationships with the Company and signed subscription agreements containing their representations confirming their status as accredited investors, their investment intent and acknowledgement that they were acquiring restricted and non-transferable securities.

(ii) 1,016,667 shares of common stock pursuant to the conversion of 10,167 shares of Series E Senior Convertible Preferred Stock, in accordance with the designation for such preferred shares;

(iii) 39,726 shares of common stock in lieu of $2,780 interest payable to an accredited investor who had a pre-existing relationship with the Company and had access to all of our business and financial information. These issuances were exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

During the quarter ended June 30, 2004, the Company issued the following unregistered securities:

(i) 2,875,000 shares of common stock, accompanied by warrants for the purchase of 2,875,000 common shares at the price of $0.15 per share, to six accredited foreign investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under
Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, altogether resulting in the receipt by the Company of approximately $284,000 in cash. The 6 non-U.S. investors signed subscription agreements containing their representations confirming their status as accredited investors, their investment intent and acknowledgement that they were acquiring restricted and non-transferable securities.

(ii) 285,000 shares of common stock valued at $57,000 to a consultant for investor relations and general business consulting services. The consultant was an accredited investor who had access to business and financial information concerning our company. This issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(iii) 150,000 shares of common stock in lieu of cash, for rent expenses of $21,309. The landlord who made the investment decision to accept our stock was an accredited investor who had a pre-existing relationship with our Company as well as access to our business and financial information concerning our company. This issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(iv) 500,000 shares of common stock pursuant to the conversion of 5,000 shares of Series E Senior Convertible Preferred Stock, in accordance with the designation for the latter.

During the quarter ended March 31, 2004, the Company issued the following unregistered securities:

(i) 1,145,000 shares of common stock and 1,900 shares of Series E Convertible Preferred Stock convertible into 190,000 common shares, accompanied by warrants for the purchase of 95,000 common shares at the price of $0.15 per share, to three consultants for investor relations and general business consulting services. The consultants were all accredited investors and had access to business and financial information concerning our company. These issuances were exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(ii) 673,333 shares of common stock to a financial services firm for finder’s fees in connection with the private placement of convertible preferred stock. The finder was an accredited investor who had a pre-existing relationship with the Company and had access to the business and financial information concerning our company. This issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(iii) 50,000 shares of common stock in lieu of cash, for rent expenses. The landlord who made the investment decision to accept our stock was an accredited investor who had a pre-existing relationship with our Company as well as access to our business and financial information concerning our company. This issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(iv) 150,000 shares of common stock to an outside director of the Company for services rendered. The same director was issued 250,000 shares pursuant to his exercise of an option at the price of $0.01 per share which option was acquired by him in a private transaction with an unrelated party. This issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(v) 156,993 shares of Series E Convertible Preferred Stock convertible into 15,699,333 common shares, accompanied by warrants for the purchase of 7,849,667 common shares at the price of $0.15 per share, to thirty-nine accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, altogether resulting in the receipt by the Company of approximately $880,000 in cash. The 39 accredited investors signed subscription agreements containing their representations confirming their status as accredited investors, their investment intent and acknowledgement that they were acquiring restricted and non- transferable securities.

(vi) 16,667 shares of Series E Convertible Preferred Stock convertible into 1,666,667 common shares, accompanied by warrants for the purchase of 833,333 common shares, exercisable during three years at the price of $0.15 per share, to the Company’s chief executive officer in lieu of $100,000 salary. The recipient was an accredited investor and had access to business and financial information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on the private placement exemption provided by Section 4(2) of the Securities Act.

(b) No underwriters were utilized in any of the foregoing transactions.

(c) No commissions were paid in connection with the foregoing transactions.

ITEM 27. EXHIBITS INDEX

SEC No.	Document

2.2+
Agreement and Plan of Merger with Rolina Corporation and Steven D. Rudnik, and Employment Agreement with Steven D. Rudnik, both of the date February 2 , 1998, as filed as Exhibit to the Company’s report on Form 10-KSB for the year ended December 31, 1998.
Incorporated herein by reference.

3(i)+	Articles of Incorporation and Amendments thereto, incorporated herein by reference to Exhibits of previous filings with the Commission.

3(ii)+	Bylaws of the Company, incorporated herein by reference to Exhibits of previous filings with the Commission.

4.23#	Form of Common Stock Purchase Warrant

4.30#	Form of Subscription Agreement.

5.1#	Legal opinion and consent of Joseph J. Tomasek, Esq.

10.1*	Resignation Agreement dated July 21, 1999, between J. Swon and B. Deichl and the Company, incorporated herein by reference to the Exhibit of Form S-8 filed with the Commission on August 3, 1999.

10.2*	Resignation Agreement dated January 28, 2000, between M. Martin and the Company, incorporated herein by reference to the Exhibit of Form S-8 filed with the Commission on January 31, 2000.

10.3*
Employment Agreement, dated April 15, 1996 between the Company and Joerg Klaube, incorporated herein by reference and previously filed as an Exhibit to the Company’s Form 10-KSB for the fiscal year ended December 31, 1997 with the Commission.

10.4*	Employment Agreement, dated July 1, 1999 between the Company and John C. Duncan.

10.5+	Termination Agreement, dated as of August 1, 2001, by and between the Company and Torneaux Fund, Ltd.

10.6*	Contract by and between Lockheed Martin and the Company, dated December 21, 2000.

10.7#	Employment Agreement, dated April 15, 2002 between the Company and Steven D. Rudnik.

10.8#	Employment Agreement, dated February 15, 2002 between the Company and Mark Fuller.

10.9#	Employment Agreement, dated April 15, 2002 between the Company and Joerg Klaube.

10.10#	Employment Agreement, dated April 15, 200 between the Company and Steven Jagels

10.11^	Brokerage Placement Assistance Agreement, Dated January 2, 2004, between the Company and vFinance Investments, Inc.

10.12^	Consulting Agreement, dated December 1, 2003, by and between the Company and Alan Cohen.

10.13^	Consulting Agreement, dated February 12, 2003, by and between Jackson-Hewitt Investment Services, Inc. and the Company.

10.14^	Consulting Agreement, dated September 25, 2003, by and Between James W. Morton and the Company.

10.15^	Consulting Agreement, dated September 15, 2003, by and between Premium Strategy Partners AG and the Company.

10.16^	Consulting Agreement, dated September 25, 2003, by and between Ulrich Schuerch and the Company.

10.17^	Consulting Agreement, dated December 1, 2003, by and between Murray Zaroff and the Company.

10.18^	Consulting Agreement, dated November 28, 2003, by and between The Research Works Inc. and the Company.

10.19 X	Stock Purchase Agreement, dated August 18, 2006, by and between 33 Group, LLC and the Company.

10.20 X	Stock Purchase Agreement, dated August 18, 2006, by and between Azzurri Group, LLC and the Company.

10.21 X	Form of Company Warrant to be issued in connection with the Stock Purchase Agreements, Exhibits 10.19 and 10.20, respectively.

10.22 X	Settlement Agreement, dated August 8, 2006, between the Company and Steven D. Rudnik.

10.23 X	Settlement Agreement, dated December 13, 2006, between the Company and Steven D. Rudnik.

10.24 =	Settlement Agreement, dated January 2, 2007, between the Company And Steven W. Jagels.

23.1	Independent Auditors’ Consent

+	Documents incorporated by reference to Magnitude’s Annual and Quarterly Reports previously filed on Forms 10-KSB and Forms 10-QSB with the Securities and Exchange Commission.

*	Previously filed as exhibits to the Registration Statement and amendments thereto filed on Form SB-2, Registration No. 333-34512, with the Commission.

#	Previously filed as exhibits to Form SB-2 Registration Statement and amendments thereto, Registration No. 333-73992, with the Commission.

^	Previously filed as Exhibits to Form SB-2 Registration Statement and amendments thereto, Registration Statement No.333-123996, with the Commission.

X	Previously filed as Exhibits to Amendment No.1 to Form SB-2 Registration Statement, Registration No. 333-138961

=	Previously filed as Exhibits to Amendment No.2 to Form SB-2 Registration Statement, Registration No. 333-138961

ITEM 28. UNDERTAKINGS
The undersigned registrant undertakes to:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a) include any prospectus required by section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(c) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, MAGNITUDE INFORMATION SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, has duly caused this Post-Amendment No. 3 to Registration Statement on Forms SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Branchburg, State of New Jersey, on September 11, 2007.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:	/s/ Edward L. Marney
Edward L. Marney, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward L. Marney, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to these Registration Statements on Forms SB-2, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Edward L. Marney	President and	September 11, 2007
Edward L. Marney	Chief Executive Officer

/s/ Joerg H. Klaube	Chief Financial Officer,	September 11, 2007
Joerg H. Klaube	Principal Accounting Officer and Director

*	Director	September 11, 2007
Steven L. Gray
September 11, 2007
/s/ Joseph J. Tomasek	Director
Joseph J. Tomasek

BY: /s/ Edward L. Marney
ATTORNEY-IN-FACT